Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006, (except for the fourth paragraph of Note 10, as to which the date is April     , 2006) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-131741) and related Prospectus of Novacea, Inc. for the registration of 7,187,500 shares of its common stock.

Ernst & Young LLP

Palo Alto, California

April     , 2006

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 10 to the financial statements.

/s/    Ernst & Young LLP

Palo Alto, California

April 14, 2006